TERM LOAN NOTE
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$125,000.00                                                      August 18, 1999

Maker:

         FIELDPOINT PETROLEUM CORPORATION
         P.O. Box 200685
         Austin, Texas 78720

Payee:

         UNION PLANTERS BANK, N.A.
         5005 Woodway
         Houston, Texas 77056

         FOR VALUE RECEIVED, the undersigned Maker named above promises to pay to the order of Payee named above at its offices at the address set forth above in lawful money of the United States of America, the principal sum of ONE HUNDRED TWENTY-FIVE THOUSAND and no/100 DOLLARS ($125,000.00) or so much thereof as may be advanced and outstanding pursuant to that certain Credit Agreement of even date herewith entered into by and between Maker and Payee, to which reference is here made for all purposes (the "Credit Agreement"), together with interest on the principal balance from time to time remaining unpaid at the rate and upon the terms provided in this Note. Unless otherwise defined herein or unless the context hereof otherwise requires, each term used herein with its initial letter capitalized has the meaning given to such term in the Credit Agreement.

1. Schedule of Payments. Commencing on September 18, 1999, and on the eighteenth day of each succeeding calendar month thereafter, Borrower shall make seventy
(70) equal monthly payments of $1,785.72, together with all accrued and unpaid interest. The unpaid balance of all principal and all accrued but unpaid interest shall be due and payable on June 18, 2005, the Maturity Date.

2. Interest Rate. The unpaid principal balance from day to day outstanding hereunder shall bear interest at a rate per annum which shall from day to day be equal to the lesser of (a) the Floating Base Rate, as hereinafter defined (the "Contract Rate;" calculated on the basis of actual days elapsed, but computed as if each calendar year consisted of 360 days), or (b) the Highest Lawful Rate.

         Notwithstanding the foregoing, if at any time the Contract Rate exceeds the Highest Lawful Rate, the rate of interest hereon shall be limited to the Highest Lawful Rate, but any subsequent reductions in the Contract Rate shall not reduce the rate of interest hereon below the Highest Lawful Rate until the total amount of interest accrued hereon approximately equals the amount of interest which would have accrued hereon if a rate equal to the Contract Rate had at all times been in effect. In the event that at maturity of this Note (stated or by acceleration), or at final payment of this Note, the total amount of interest paid or accrued hereon is less than the amount of interest which would have accrued hereon if the Contract Rate had at all times been in effect, then at such time and to the extent permitted by law, Maker shall pay to Payee an amount equal to the difference between (x) the lesser of the amount of interest which would have accrued hereon if the Contract Rate had at all times been in effect and the amount of interest which would have accrued hereon if the Highest Lawful Rate had at all times been in effect, and (y) the amount of interest actually paid or accrued on this Note. Each change in the rate charged hereunder shall, subject to the foregoing, become effective, without notice to Maker, upon the effective date of each change in the Floating Base Rate or the Highest Lawful Rate, as the case may be.

         As used herein, the term (x) "Floating Base Rate" means the prime interest rate as quoted by the Wall Street journal from time to time, plus one percent, floating, (y) "Highest Lawful Rate" means the maximum rate (or, if the context so requires, an amount calculated at such rate) of interest which the holder hereof is allowed to contract for, charge, take, reserve, or receive under applicable law after taking into account, to the extent required by applicable law, any and all relevant payments or charges. To the extent the laws of the State of Texas are applicable for the purposes of determining the Highest

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Lawful Rate  hereunder,  such term shall mean the "indicated  rate ceiling" from time to time in effect under Article 1.04, Title 79, Revised Civil Statutes of Texas, 1925, as amended, or to the extent permitted by law and effective upon the giving of the notices required by such Article 1.04 (or effective upon any other date specified by applicable law), the "quarterly ceiling" or the "annualized ceiling" from time to time in effect under such Article 1.04, whichever the holder hereof shall elect to substitute for the "indicated rate ceiling," and vice versa, such substitution to have the effect provided in such
Article 1.04; the holder hereof shall be entitled to make such election from time to time and one or more times and to leave any such substitute rate in effect, without notice to Maker, for subsequent periods in accordance with subsection (h)(1) of such Article 1.04.

3. Prepayment. Maker may prepay this Note in whole or in part at any time without being required to pay any penalty or premium for such privilege. All prepayments hereunder, whether designated as payments of principal or interest, shall be applied to the principal or interest of this Note or to expenses provided herein or in the Credit Agreement, or any combination of the foregoing, as directed by Payee at its option.

4. Past Due Interest.  All principal and interest  which remain in arrears three
(3) days or more after their respective due dates shall bear interest, payable on demand, for each day until paid, commencing on the fourth (4th) day after their respective due dates until paid, at a rate equal to 3% per annum above the Contract Rate (the "Default Rate"), but in no event to exceed the maximum non-usurious rate permitted by applicable law.

5. Events of Default and Remedies. Without notice or demand (each of which is hereby waived), the entire unpaid principal balance of this Note shall immediately become due and payable at the option of the holder hereof upon the occurrence of any one or more of the events of default described in Section 7.1 of the Credit Agreement (individually or collectively, herein called a "Default").

6. Acceleration. In the event that Maker fails or refuses to pay any part of the principal of or interest on this Note when due, or in the event of the occurrence of a Default under the Credit Agreement or under any Security Document, then in any such event, the holder hereof shall be entitled to declare the entire unpaid principal of and accrued interest on this Note immediately due and payable, without notice of intent to accelerate, notice of acceleration, any other notice whatsoever, demand, or presentment, all of which are hereby waived, foreclose any liens or security interests securing all or any part hereof, offset against this Note any sum or sums owed by the holder hereof to Maker or any guarantor, or may proceed to protect and enforce, and exercise any other right or remedy to which the holder hereof may be entitled by agreement, at law, or in equity. Each right and remedy available to the holder hereof shall be cumulative of and in addition to each other such right and remedy. No delay on the part of the holder hereof in the exercise of any right or remedy available to the holder hereof shall operate as a waiver thereof, nor shall any single or partial exercise thereof or exercise of any other such right or remedy.

7. Collection Costs. If this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceedings, Maker agrees to pay the court costs, reasonable attorneys' fees, and other costs of collection of the holder hereof.

8. Waiver. Except as provided herein, Maker and any party which may be or become liable for the payment of any sums of money payable on this Note (including any surety, endorser, or guarantor) jointly and severally waive (to the extent permitted by law) all applicable exemption rights (whether arising by constitution, law, or otherwise), all valuation and appraisement rights, presentment and demand for payment, protest, notice of protest and nonpayment, and notice of the intention to accelerate, and agree that their liability on this Note shall not be affected by any renewal or extension in the time of

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payment hereof, by any indulgences,  or by any release or change in any security for the payment of this Note, and hereby consent to any and all renewals, extensions, indulgences, releases, or changes, regardless of the number of such renewals, extensions, indulgences, releases, or changes.

9. Legal Interest Limitation. Regardless of any provision contained herein or in any agreement, document, or instrument securing or assuring payment hereof or executed in connection herewith, the holder hereof shall never be entitled to receive, collect, or apply, as interest on this Note, any amount in excess of the Highest Lawful Rate, and, in the event the holder hereof ever receives, collects, or applies as interest, any such excess, such amount which would be excessive interest shall be deemed a partial prepayment of principal and treated hereunder as such; and, if the principal hereof is paid in full, any remaining excess shall forthwith be paid to Maker. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate, Maker and the holder hereof shall, to the maximum extent permitted under applicable law, (a) characterize any nonprincipal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) spread the total amount of interest throughout the entire contemplated term of this Note; provided that, if this Note is paid and performed in full prior to the end of the full contemplated term hereof, and if the interest received by the holder hereof for the actual period of existence hereof exceeds the Highest Lawful Rate, the holder hereof shall refund to Maker the amount of such excess, and, in such event, the holder hereof shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving, or receiving interest in excess of the Highest Lawful Rate. Pursuant to Article 15.10(b) of Chapter 15, Subtitle 3, Title 79, Revised Civil Statutes of Texas, 1925, as amended, the holder hereof and Maker agree that the other provisions of such Chapter 15 shall not apply to this Note or to any provision hereunder.

10. Conflicts. This Note has been executed and delivered pursuant to the terms of the Credit Agreement, and Payee is entitled to the benefits of and security provided for in the Credit Agreement. Advances hereunder by Payee to Maker shall be governed by the terms and provisions of the Credit Agreement. Any Default under the terms of the Credit Agreement by Maker or under any other Security Document will automatically be a Default hereunder. The terms of the Credit Agreement will govern in the event of any conflict with the terms of this Note.

11. Additional Security. This Note is secured by all security agreements, collateral assignments, assignments, pledges, guaranties, deeds of trust and lien instruments executed by Maker (or by any other liable party) in favor of Payee or any other holder of this Note, including those executed simulta neously herewith, those executed heretofore and those executed hereafter.

12. Set-off Rights. Maker agrees that Payee may apply any deposits of Maker with Payee to the payment of Maker's obligations under this Note in the event of any Default under the terms and provisions of this Note or the documents securing same.

13. Deed of Trust. This Note is secured by the liens of Deeds of Trust, Mortgage, Assignment of Production, Security Agreement and Financing Statement (the "Deeds of Trust") of even date herewith given to Rebecca Dozier, Trustee, for the benefit of Payee, and any other holder of holders of this Note, covering the lands and other property in each of Coal, Logan, McClain, Oklahoma, and Pontotoc Counties, Oklahoma, and other property owned by Maker and described in the Deeds of Trust (the "Subject Property"), to the recording of which reference is made for all purposes.

14. Cumulative Rights. No delay on the part of the holder of this Note in the exercise of any power or right under this Note, or under any document or instrument executed in connection herewith, shall operate as a waiver thereof, nor shall a single or partial exercise of any other power or right. Enforcement by the holder of this Note of any security for the payment hereof shall not


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constitute  any election by it of remedies so as to preclude the exercise of any other remedy available to it.

15. Notices. Any notice or demand given hereunder by the holder shall be in writing and be deemed to have been given and received (a) when actually received by Maker, if delivered in person or by courier or messenger, or (b) two Business Days (hereinafter defined) after a letter containing such notices, certified or registered, with postage prepaid addressed to Maker, is deposited in the United States Mail. The address of Maker is set forth at the top of this Note, or such other address as Maker shall advise the holder hereof by certified or registered letter.

16. Governing Law. THIS NOTE IS BEING EXECUTED AND DELIVERED, AND IS INTENDED TO BE PERFORMED, IN THE STATE OF TEXAS, AND THE LAWS OF SUCH STATE SHALL GOVERN THE CONSTRUCTION, VALIDITY, ENFORCEMENT, AND INTERPRETATION HEREOF, EXCEPT TO THE EXTENT FEDERAL LAWS OTHERWISE GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT, AND INTERPRETATION HEREOF.

17. Headings. The headings of the sections of this note are inserted for convenience only and shall not be deemed to constitute a part hereof.

18. Successors and Assigns. All of the covenants, stipulations, promises, and agreements in this Note by or on behalf of Maker shall bind its successors and assigns, whether so expressed or not; provided, however, that Maker may not, without the prior written consent of the holder hereof, assign any rights, duties, or obligations under this Note. Any assignment in violation of the foregoing shall be null and void.

19. Business Day; Payments. As used herein, the expression (a) "Business Day" means every day on which Payee is open for business, and (b) "Nonbusiness Day" means every day which is not a Business Day. Payment of the principal of this note shall be due and payable in lawful money of the United States of America, in Harris County, Texas at the office of Payee set forth at the top of this Note at or before 3:00 p.m., Houston, Texas time on the day such payment is due. In any case where a payment of principal is due on a Nonbusiness Day, Maker shall be entitled to delay such payment until the next succeeding Business Day.

         IN WITNESS WHEREOF, the undersigned has executed this note as of the day and year first above written.

                                            MAKER:

                                            FIELDPOINT PETROLEUM CORPORATION



                                            By:
                                                --------------------------------
                                                Ray D.  Reaves, Jr., President


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